Exhibit 5.1

December 16, 2014

Board of Directors

Signature Group Holdings, Inc.

15301 Ventura Boulevard, Suite 400

Sherman Oaks, California 91403

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Signature Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 4,384,615 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), together with the associated rights (the “Rights,” and with the Shares, the “Securities”) to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred”), pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) dated December 15, 2014, by and between the Company and B. Riley & Co., LLC, as representative of the underwriters named on Schedule I therein (collectively, the “Underwriters”). The Securities are being offered and sold under a Registration Statement on Form S-3 (File No. 333-191020, as amended or supplemented, and together with all annexes and exhibits thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on September 6, 2013 and declared effective on September 26, 2013 and amended by a post-effective amendment thereto filed with the SEC on January 13, 2014 and declared effective by the SEC on January 17, 2014, the related prospectus dated September 26, 2013 (the “Base Prospectus”), and the prospectus supplement dated December 16, 2014, relating to the Securities filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”) The Rights are issuable pursuant to a Rights Agreement, dated October 27, 2007, between the Company (as successor in interest to Signature Group Holdings, Inc., a Nevada corporation (“Signature Nevada”)), and Computershare Inc. (as successor in interest to Mellon Investor Services LLC (“Mellon”)), as rights agent (the “Rights Agent”), as amended by First Amendment to the Rights Agreement, dated July 28, 2011, between Signature Nevada and Mellon, and a Rights Agreement Amendment and Assignment, dated as of January 2, 2014, between Signature Nevada and the Rights Agent (the “Rights Agreement”). All of the Securities are to be sold by the Company as described in the Registration Statement and Prospectus.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Crowell & Moring LLP • www.crowell.com • Washington, DC • New York • San Francisco • Los Angeles • Orange County • Anchorage • London • Brussels

Signature Group Holdings, Inc.

December 16, 2014

As such counsel, in connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including (i) the Registration Statement, (ii) the Prospectus, (iii) organizational documents of the Company, including the Company’s Amended and Restated Certificate of Incorporation, as currently in effect, (iv) minutes and records of the corporate proceedings of the Company with respect to the authorization of the sale and issuance of the Shares, (v) the Rights Agreement and (vi) the Underwriting Agreement. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, we are of the opinion that the Securities have been duly authorized and, when sold and issued in accordance with the Underwriting Agreement and the Prospectus, will have been validly issued, and the Shares will be fully paid and nonassessable.

In rendering this opinion, we have also assumed that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses the Rights and the Rights Agreement in their entirety, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Crowell & Moring LLP Crowell & Moring LLP